UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 30, 2005 (September 28, 2005)

Date of Report  (Date of earliest event reported)

PRAECIS PHARMACEUTICALS INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30289	04-3200305
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

830 Winter Street, Waltham, Massachusetts 02451-1420

(Address of principal executive offices, including zip code)

(781) 795-4100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 1.02.                  Termination of a Material Definitive Agreement.

On September 28, 2005, PRAECIS PHARMACEUTICALS INCORPORATED (the “Company”) received notice from Schering AG, of Berlin, Germany, that it was exercising its right to terminate the parties’ License, Supply and Distribution Agreement dated April 27, 2004 (the “Agreement”) due to the Company not having received marketing authorization for Plenaxis® in Germany with a requisite label by June 30, 2005.  In connection with the termination notice, Schering AG advised the Company that since the parties differed significantly in their interpretation of the label for Plenaxis® approved by the German regulatory authorities, and the consequences for the commercial potential of the product, Schering AG would not continue with the collaboration under the terms of the Agreement.  Schering AG had requested that the parties reconsider the scope of Schering AG’s commercialization obligations in Europe, and indicated that it expected a substantial reduction in the milestone payments provided for in the Agreement upon the Company obtaining marketing authorizations in various European countries.

Under the Agreement, Schering AG had exclusive rights to commercialize Plenaxis® in the field of prostate cancer in Europe, Russia, the Middle East, South Africa, Australia and New Zealand.  The Agreement provided for a combination of upfront, regulatory approval and performance-based milestone payments, as well as a share of revenue through transfer price payments.  The milestone payments may have totaled over time up to approximately $90.0 million, depending upon Euro/U.S. Dollar conversion rates, and the attainment of specified annual sales levels which the majority of the milestone payments were conditioned upon.

Under the Agreement, as a result of the termination, all of Schering AG’s rights and licenses with respect to Plenaxis® have ceased.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2005	PRAECIS PHARMACEUTICALS INCORPORATED

	By	/s/ Edward C. English
Edward C. English
Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary